Exhibit 99.1

China Shengda Packaging Group Inc.
Teng Daliang CEO
Tel: +86-0571-82835778
E-mail: tdl@sdgroup.com
http://www.cnpti.com

FOR IMMEDIATE RELEASE

CHINA SHENGDA PACKAGING GROUP INC. ANNOUNCES FIRST NINE MONTHS 2010 RESULTS

HANGZHOU, CHINA — November 8, 2010 — China Shengda Packaging Group Inc. (OTCBB: CPAK), formerly known as China Packaging Group Inc., a leading paper packaging solution provider in China, today announced its unaudited financial results for the nine months ended September 30, 2010.

Third Quarter 2010 Financial Highlights

  Revenues increased 31.5% year-over-year to US$91.9 million

  Gross profit increased 38.9% year-over-year to US$25.7 million

  Income before income tax expense and noncontrolling interest increased 84.3% year-over-year to US$18.8 million

  Net income increased 61.5% year-over-year to US$14.5 million

  Basic and fully diluted net income per share was US$0.15, compared with net income per share of US$0.13 for the second quarter of 2009

Chairman Nengbin Fang commented, “I am very pleased to report strong results for the first ninth months of 2010. The favorable economic conditions in the YRD, where most of our customers are located, in the first nine months of this year resulted in strong demand for our products. We recently acquired Suzhou Asian & American Paper Products Co., Ltd., a Suzhou-based paper manufacturing company. We intend to leverage the new subsidiary’s proximity to some of our major customers to better serve these customers and to expand into new markets. For the full year 2010, we anticipate revenues in the range of $122 to $126 million, or a year-over-year growth of 28.8% to 33.1% .”

First Nine Months 2010 Unaudited Financial Results

In the first nine months of 2010, revenues totaled $91.9 million versus $69.9 million in the first nine months of last year, as a result of higher selling prices, which accounted for a $16.3 million increase in revenues, and increased sales volume from strengthened demand for our products, including demand from our major customers in the food, beverage and cigarettes and home appliances and electronics sectors, brought about by the recovery of the economy, which accounted for $4.7 million of increase in our revenues.

Our Gross profit totaled $25.7 million, up 38.9% from $18.5 million in the first nine months of last year. Gross profit as a percentage of revenues was 28.0% in the first nine months of 2010, as compared to 26.5% in the first nine months of last year. The increase in gross profit was partially due to the addition of higher margin packaging products, including waterproof and extra heavy-duty packaging, to our product offering. The increase in gross profit margin was mainly the result of the increase in revenues with a proportionately smaller increase in the cost of goods sold.

Selling expenses decreased $1.9 million, or 37.6%, to $3.2 million in the first nine months of 2010, from $5.1 million in the first nine months of last year. Lower traveling and advertising expenses accounted for $0.7 million of the decrease. As a percentage of revenues, selling expenses in the first nine months of 2010 decreased to 3.5% from 7.3% from the first nine months of last year.

Freight generally accounts for approximately 65% of selling expenses. We engaged a logistics specialist in 2009 to evaluate how we may improve efficiency. As a result of the evaluation, we changed our delivery logistics, which reduced freight costs from $3.3 million in the first nine months of 2009 to $2.1 million in the first nine months of 2010.

Net income increased $5.5 million, or 61.5%, to $14.5 million in the first nine months of 2010 from $9.0 million in the first nine months of last year. The growth in our net income was delivered through a combination of higher revenues, higher gross profit, and lower costs due to cost control of freight cost and marketing expense.

Diluted earnings per share totaled $0.47 in the first three quarters versus $0.32 in the same period of last year. Weighted average diluted share count was 29.9 million in the first nine months of 2010.

Liquidity

Cash and cash equivalents was $14.9 million and restricted cash was US$11.2 million, respectively, as of September 30, 2010 compared with US$12.7 million and US$4.4 million, respectively as of September 30, 2009.

During the first nine months of 2010, there was a net cash inflow of US$2.2 million, compared to US$0.3 million in the first nine months of 2009.

Fiscal 2010 Guidance

We expect that revenues for the fiscal full year of 2010 will be in the range of $122 to $126 million, compared with $94.7 million in 2009.

In October 2010, one of our wholly-owned subsidiary, Zhejiang Great Shengda Packaging Co., Ltd. (“Great Shengda”) was qualified as a high-tech company, as a result of which Great Shengda will be entitled to a preferential tax rate of 15% for three years beginning in 2010 and the preferential tax rate will be applied retroactively from January 1, 2010. The preferential tax rate is subject to completion of registration with PRC Ministry of Science and Technology and approval by the local tax bureau. Great Shengda is in the process of registering its high-tech status with the competent authorities.

Subject to the above preferential tax rate, we expect to generate net income attributable to China Shengda Packaging Group Inc. common stockholders in the range of $20 million to $21 million for the full fiscal year of 2010, compared with $12.2 million in 2009. The guidance represents the Company’s current view, and is subject to change.

About China Shengda Packaging Group

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in the design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugated paperboards, which are used for the production of our flexo-printed and color-printed cartons. The Company provides paper packaging solutions to a wide variety of industries, , including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China. For more information, visit http://www.cnpti.com

Safe Harbor Statement

This press release may contain forward-looking statements. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by the Company to be accurate, nor does the Company purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in US$)

	September 30,	December 31,
	2010	2009
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$14,876,250	$12,695,444
Restricted cash	11,228,148	4,401,000
Accounts and notes receivable, net	29,785,513	18,584,909
Inventories	16,415,371	8,505,911
Prepayments and other receivables	1,594,109	1,317,584
Total current assets	73,899,391	45,504,848

Non-current assets
Property, plant and equipment, net	20,179,820	18,693,488
Customer relationship, net	1,089,481	1,020,377
Deferred tax assets	467,459	437,062
Goodwill	165,961	-
	$95,802,112	$65,655,775

LIABILITIES AND EQUITY
Current liabilities
Accounts and notes payable	$27,462,401	$13,845,023
Amounts due to related party	38,220	2,411,708
Accrued expenses and other payables	1,921,670	1,432,710
Taxes payable	4,101,996	2,754,247
Short-term loans	11,526,900	10,855,800
Total current liabilities	45,051,187	31,299,488

Non-current liabilities
Deferred tax liability	272,370	255,094
	45,323,557	31,554,582

Commitment and contingencies	-	-
Equity
Stockholders’ equity
Common stock (US$0.001 par value, 100,000,000 shares authorized, 31,456,331 shares issued and outstanding at September 30, 2010 and 27,600,000 shares issued and outstanding at December 31, 2009)	31,456	27,600
Additional paid-in capital	14,094,822	9,047,506
Appropriated retained earnings	5,560,724	5,560,724
Unappropriated retained earnings	26,800,553	12,731,466
Accumulated other comprehensive income	3,991,000	2,989,496
Total equity for stockholders of China Shengda Packaging Group Inc.	50,478,555	30,356,792

Noncontrolling interest	-	3,744,401
Total equity	50,478,555	34,101,193
	$95,802,112	$65,655,775

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in US$)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Revenues	$30,946,790	$24,845,187	$91,858,461	$69,853,853
Cost of goods sold	22,525,174	18,132,183	66,124,173	51,327,489
Gross profit	8,421,616	6,713,004	25,734,288	18,526,364
Operating expenses
Selling expenses	998,057	1,808,737	3,191,289	5,113,387
General and administrative expenses	1,336,351	1,072,380	3,801,982	3,067,756
	2,334,408	2,881,117	6,993,271	8,181,143

Other income (expenses)
Interest income	106,967	135,522	489,761	461,288
Interest expense	(138,344)	(180,935)	(424,343)	(600,513)
	(31,377)	(45,413)	65,418	(139,225)
Income before income tax expense and
noncontrolling interest	6,055,831	3,786,474	18,806,435	10,205,996
Income tax expense	1,287,793	457,648	4,322,069	1,239,174
Net income before non-controlling interest	4,768,038	3,328,826	14,484,366	8,966,822
Less: net income attributable to non-controlling interest	-	(61,467)	(415,279)	(148,187)
Net income attributable to China Shengda Packaging’s common stockholders	$4,768,038	$3,267,359	$14,069,087	$8,818,635

Comprehensive income:
Net income	4,768,038	3,328,826	14,484,366	8,966,822
Foreign currency translation adjustment	806,381	40,308	1,001,504	334,735
Comprehensive income	5,574,419	3,369,134	15,485,870	9,301,557
Less: comprehensive income attributable to non-controlling interest	-	(61,497)	(413,581)	(148,258)
Net comprehensive income attributable to China Shengda Packaging’s common stockholders	$5,574,419	$3,307,637	$15,072,289	$9,153,299

Basic and diluted earnings per share	0.15	0.12	0.47	0.32
Weighted-average number of shares outstanding - basic and diluted	31,456,331	27,600,000	29,948,749	27,600,000

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(Amounts in US$, except shares)

		Total equity for stockholders of China Packaging
							Accumulated
			Common	Additional	Appropriated	Unappropriated	other
	Total		stock	paid-in	retained	retained	comprehensive	Noncontrolling
	equity	Shares	Amount	capital	earnings	earnings	income	interest

Balance as of January 1, 2009	$22,425,224	27,600,000	$27,600	$9,047,506	$5,133,737	$1,006,553	$2,982,457	$4,227,371
Net income	12,357,676	–	–	–	–	12,151,900	–	205,776
Transfer to statutory reserves	–	–	–	–	426,987	(426,987)	–	–
Dividend distribution	(688,872)	–	–	–	–	–	–	(688,872)
Foreign translation currency	7,165	–	–	–	–	–	7,039	126
Balance as of December 31, 2009	$34,101,193	27,600,000	$27,600	$9,047,506	$5,560,724	$12,731,466	$2,989,496	$3,744,401
Net income	14,484,366	–	–	–	–	14,069,087	–	415,279
Reverse acquisition between China Packaging and Evercharm	3,856	3,856,331	3,856	–	–	–	–	–
Net proceeds from private placement	4,015,079	–	–	4,015,079	–	–	–	–
Acquisition of 25% noncontrolling interest on Hangzhou Shengming	(3,000,000)	–	–	1,032,237	–	–	–	(4,032,237)
Dividend distribution	(127,443)	–	–	–	–	–	–	(127,443)
Foreign currency translation	1,001,504	–	–	–	–	–	1,001,504	-
Balance as of September 30, 2010 (unaudited)	$50,478,555	31,456,331	$31,456	$14,094,822	$5,560,724	$26,800,553	$3,991,000	$–